Exhibit 99.1

Planet to Become Publicly Traded Company through Merger with dMY IV

•	Planet is an Earth data and analytics company, producing 25 terabytes of data per day from approximately 200 satellites—the largest Earth imaging satellite fleet ever

•	Planet’s proprietary data powers a high growth subscription business with over $100 million in revenue in FY2021 from over 600 customers across many verticals

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In addition to $345 million in dMY IV’s trust account (assuming no redemptions), transaction includes $200 million fully committed PIPE led by funds and accounts managed by BlackRock, with key participation including Koch Strategic Platforms and Marc Benioff’s TIME Ventures and existing Planet investor Google

•	Transaction values Planet at a post-transaction equity value of approximately $2.8 billion

•	Planet intends to use the proceeds from the transaction to expand its operations and services to enable a more sustainable and secure planet

•	Business combination expected to be completed later this year

SAN FRANCISCO, CA and NEW YORK, NY July 7, 2021 – Planet Labs Inc. (“Planet”), a leading provider of daily data and insights about Earth, and dMY Technology Group, Inc. IV (NYSE: DMYQ) (“dMY IV”), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive merger agreement under which Planet will become a publicly-traded company. Upon closing, the combined company will retain the Planet name and be listed on the NYSE under the ticker symbol “PL.” The transaction values Planet at a post-transaction equity value of approximately $2.8 billion.

Planet has a proven track record of success, generating over $100 million in revenue in its last fiscal year ended January 31, 2021, and currently serves more than 600 customers across 65 countries, for example:

•	In agriculture, Planet’s data helps farmers increase crop yields and revenue, decrease costs such as fertilizer use, and adopt sustainable agriculture practices.

•	Governmental organizations use Planet’s data to increase global security and transparency by monitoring threats, responding to emergencies, and enforcing local permitting.

•	In forestry, Planet’s data is used to measure and stop deforestation and to monitor sustainability initiatives.

•	In mapping, Planet’s imagery helps keep digital maps up to date as the world changes, whether through environmental effects or urban development.

Planet delivers a unique data set: a daily scan of Earth’s entire landmass. This data systematically and consistently documents change across the planet on a daily basis. Planet largely operates a subscription-based business model in which customers purchase proprietary data feeds. Planet views its one-to-many model as differentiated, as the data and analytics can be sold multiple times to multiple customers, enabling high profit margins.

Through this transaction, Planet will invest to accelerate its growth by further expanding into existing and new markets, as well as building additional software and machine-learning-enabled data products and solutions.

“At Planet our goal is to use space to help life on Earth. We have this huge new dataset — an image of the entire Earth landmass every day — which we serve up via a Bloomberg-like terminal for Earth data, making it simple to consume and expanding reach to potentially millions of users across dozens of verticals,” said Planet CEO and Co-founder Will Marshall. “As the world shifts to a more sustainable economy and more companies and governments set their sustainability and ESG goals, the first step in achieving these objectives is measurement. Planet’s daily, global data is foundational to making that transition. We’re excited to reach this important milestone of taking Planet public to significantly accelerate our mission, and to be doing so with dMY and other great investors.”

“We believe Planet is a new kind of data company, delivering mission-critical insights and solutions to some of the world’s most influential companies and governmental organizations,” said Niccolo de Masi, CEO of dMY IV. “The Company’s daily, global dataset is impressive and we believe serves as the foundation of a rapidly growing and scalable data-as-a-service subscription business, which we believe is poised for significant growth as data increasingly becomes the fuel that powers the global economy. When you combine their visionary leadership team, talented workforce, vast dataset and transformational technology, it’s an indication that Planet is on a path to become one of the most consequential companies in a generation.”

“Global sustainability requires data and analytics for global action,” said Marc Benioff. “Planet, and its key initiatives like Carbon Mapper, deliver radical transparency on our rapidly changing climate.”

You Cannot Manage What You Cannot Measure

Planet data is critical to enabling decisions for many companies as they undergo the data-driven digital transformation. Within governments and across the broader economy, Planet’s daily information feeds are helping to define new methods to monitor resources and account for environmental assets, which is foundational for the ESG transition to enabling a sustainable economy.

Planet’s data is optimized for machine learning and delivered via a cloud-native platform, transforming the way companies and governments leverage satellite data and derived products, and delivering insights on a daily basis. This powerful dataset is collected by a fleet of about 200 satellites–the largest Earth observation satellite fleet ever–which Planet designs, builds, and operates in house. This constellation captures over 3 million images per day, covering over 300 million square kilometers and generating approximately 25 terabytes of data per day.

With this data captured and archived every day, Planet has an extensive catalogue of high-resolution Earth images–over 1,500 on average for every point on the Earth’s land mass–providing the ability to go back through time and analyze historical change as well as fuel powerful machine learning applications.

Planet’s business is enabled by “agile aerospace,” a concept for which the Company was a pioneer. This approach leads to rapidly iterating capabilities in orbit for improved solutions for customers, while dramatically lowering costs compared to traditional aerospace companies. Planet’s vertical integration of satellite design, manufacturing, and operation allows it to cost-effectively develop new data layers and quickly address emerging market requirements relative to other satellite Earth data providers. As new data sets are added, Planet’s products and services enable customers to solve more complex challenges.

Transaction Overview

The transaction values Planet at a post-transaction equity value of approximately $2.8 billion. Existing Planet stockholders will retain 77% ownership in the pro forma company and may receive up to an additional 27 million new Planet shares, depending on the performance of the share price during the five year period following the closing.

Concurrently with the consummation of the transaction, additional investors have committed to participate in the proposed business combination by purchasing shares of Class A common stock of dMY IV in a private placement (the “PIPE”). The $200 million PIPE investment is led by funds and accounts managed by BlackRock, with participation from Koch Strategic Platforms, Marc Benioff’s TIME Ventures, and Google. After paying transaction expenses and paydown of Planet’s existing debt, the balance of the $345 million in cash held in dMY IV’s trust account (assuming no redemptions), together with the approximately $200 million in PIPE proceeds, will be used to fund operations and support new and existing growth initiatives.

The transaction, which has been unanimously approved by dMY IV’s Board of Directors and Planet’s Board of Directors, is expected to close later this year, subject to approval by dMY IV’s and Planet’s stockholders and other customary closing conditions.

Management & Governance

Planet’s management team, led by CEO, Co-Founder and Chair Will Marshall and Chief Strategy Officer, Co-Founder and Director, Robbie Schingler, CFO/COO Ashley Johnson and President, Product and Business Strategy, Kevin Weil, will continue to lead the public company following the transaction. Additionally, dMY IV will nominate one director to serve on the board of directors of the public company following the transaction, with such director being reasonably acceptable to Planet.

Advisors

Goldman Sachs & Co. LLC is acting as exclusive financial advisor to Planet. Morgan Stanley & Co. LLC and Needham & Company, LLC are acting as financial advisors to dMY IV. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as co-lead placement agents for dMY IV in connection with the PIPE transaction. Latham & Watkins LLP is serving as legal advisor to Planet. White & Case LLP is serving as legal advisor to dMY IV.

Conference Call Information

Management of Planet and dMY IV will host an investor conference call on Wednesday, July 7th, 2021 at 8:00 am Eastern Time to discuss the proposed business combination. The call can be accessed at www.planet.com/investors and www.dmytechnology.com. The transcript of the investor conference call will be filed by dMY IV with the U.S. Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov.

In addition, dMY IV intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus of dMY IV, and will file other documents regarding the proposed transaction with the SEC.

About Planet

Planet is a leading provider of daily data and insights about Earth, committed to using space to help life on Earth. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest earth observation fleet of imaging satellites, capturing and compiling data from over 3 million images per day. Planet provides mission-critical data, advanced insights, and software solutions to over 600 customers, comprised of the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery.

About dMY IV

dMY Technology Group, Inc. IV is a $345 million special purpose acquisition company founded by Niccolo de Masi and Harry You for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Its Class A common stock, units and warrants trade on the NYSE under the ticker symbols DMYQ, DMYQ.U and DMYQ WS, respectively. More information can be found at www.dmytechnology.com.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, dMY IV intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which will include a proxy statement/prospectus of dMY IV. dMY IV’s stockholders and other interested persons are advised to read, when available, the Registration Statement and the preliminary proxy statement/prospectus which forms a part of the Registration Statement, as well as any amendments thereto, and the effective Registration Statement and the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about the parties to the definitive business combination agreement (the “Agreement”), dMY IV and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to stockholders of dMY IV as of a record date to be established for voting on the proposed business combination and other matters as may be described in the Registration Statement. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement /prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, at dMY IV’s website at https://www.dmytechnology.com or by written request to dMY IV, at 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.

Participants in the Solicitation

dMY IV, dMY Sponsor IV, LLC, Planet and their respective directors and executive officers may be deemed participants in the solicitation of proxies from dMY IV’s stockholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in dMY IV will be included in the Registration Statement to be filed by dMY IV, which will include the proxy statement/prospectus of dMY IV for the proposed business combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed business combination when available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction between dMY IV and Planet, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the services offered by Planet and the markets in which it operates. dMY IV’s and Planet’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,”

“will,” “could,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, dMY IV’s and Planet’s expectations with respect to future performance and anticipated financial impacts of the proposed business combination, the satisfaction of the closing conditions to the proposed business combination and the timing of the completion of the proposed business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside dMY IV’s and Planet’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; (2) the lack of a third party valuation in determining whether the proposed transaction is fair to dMY IV’s stockholders from a financial point of view; (3) the outcome of any legal proceedings that may be instituted against dMY IV and Planet following the announcement of the Agreement and the transactions contemplated therein; (4) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of dMY IV or Planet, certain governmental or regulatory approvals, the satisfaction of the minimum trust account amount following redemption by dMY IV’s public stockholders, or satisfy other conditions to closing in the Agreement; (5) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement or could otherwise cause the transaction to fail to close; (6) the impact of COVID-19 on Planet’s business and/or the ability of the parties to complete the proposed business combination; (7) the inability to obtain or maintain the listing of the combined company’s shares of Class A common stock on the New York Stock Exchange following the proposed business combination; (8) the risk that the proposed business combination disrupts current plans, operations, business relationships, performance and business generally as a result of the announcement and consummation of the proposed business combination; (9) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of Planet to grow and manage growth profitably, maintain relationships with customers and suppliers, and retain its management and key employees; (10) costs related to the proposed business combination; (11) changes in applicable laws or regulations; (12) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (13) the possibility that Planet or dMY IV may be adversely affected by other economic, business, and/or competitive factors; and (14) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in dMY IV’s other filings with the SEC. dMY IV cautions that the foregoing list of factors is not exclusive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of dMY IV’s Quarterly Reports on Form 10-Q, the Registration Statement and proxy statement/prospectus discussed above and other documents filed by dMY IV from time to time with the SEC. These filings identify and address or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. dMY IV and Planet caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. dMY IV and Planet do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts:

Planet:

Investor Contact:

Chris Genualdi

ir@planet.com

Press Contacts:

Trevor Hammond

comms@planet.com

John Christiansen/Cassandra Bujarski Sard

Verbinnen & Co

Planet-SVC@sardverb.com

dMY IV:

Investor Contact:

Harry You

dMY Technology Group, Inc. IV

harry@dmytechnology.com

(702) 781-4313

Press Contact:

ICR

dmy4@icrinc.com